Exhibit 5.1

columbia square
555 thirteenth street, n.w.
washington, dc 20004-1109
tel (202) 637-5600
fax (202) 637-5910
WWW.HHLAW.COM
February 27, 2006
Board of Directors
WellCare Health Plans, Inc.
8725 Henderson Road
Renaissance One
Tampa, Florida 33634
Ladies and Gentlemen:
     We are acting as counsel to WellCare Health Plans, Inc., a Delaware corporation (the "Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under Rule 462(e) of the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of shares of common stock, par value $.01 per share, of the Company (the “Shares”). The Shares may be offered and sold by the Company or by certain selling shareholders from time to time as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”) and as set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the "Documents”):
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on the date hereof, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

Board of Directors
WellCare Health Plans, Inc.
February 27, 2006

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “By-Laws”).

4.	Resolutions of the Board of Directors of the Company adopted at a meeting held on February 26, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and other related matters (the “Resolutions”).

5.	A certificate of the Secretary of the Company, dated as of the date hereof.
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.
     For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Shares of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board of directors (each, a “Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Resolutions, Charter, By-Laws and applicable Delaware law in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the Shares; (ii) at the time of offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect; (iii) the Shares will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; and (iv) the Company will remain a Delaware corporation.

Board of Directors
WellCare Health Plans, Inc.
February 27, 2006

     This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, upon final Board Action authorizing the issuance of Shares and receipt by the Company of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.